Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form S-1 of our report dated March 17, 2025, of Gameverse Interactive Corp, relating to the audit of the financial statements as of December 31, 2024 and 2023, and for the periods then ended, and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPA’s, PLLC

The Woodlands, TX
February 10, 2026